Exhibit 107
Calculation of Filing Fee Tables

Form S-8
(Form Type)

Paratek Pharmaceuticals, Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Share(3)	Maximum Aggregate Offering Price(3)	Fee Rate	Amount of Registration Fee(3)
Equity	Common Stock, $0.001 par value per share	457(c) and 457(h)	2,832,577(2)	$1.50	$4,248,865.50	0.0001102	$468.23

Total Offering Amounts					$4,248,865.50		$468.23
Total Fee Offsets							$-
Net Fee Due							$468.23
(1)						Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers such additional shares of Common Stock as may be issued to prevent dilution from stock splits, stock dividends and similar transactions.
(2)						Represents 2,832,577 shares of Common Stock that were automatically added to the shares authorized for issuance under the Registrant’s 2015 Equity Incentive Plan (the “2015 Plan”) on January 1, 2023 pursuant to an “evergreen” provision contained in the 2015 Plan. The “evergreen” provision provides that on each January 1st from January 1, 2015 through January 1, 2025, the number of shares of Common Stock available for issuance under the 2015 Plan will automatically increase annually in an amount equal to the lesser of 5% of outstanding shares of the Registrant’s Common Stock as of the close of business on the immediately preceding December 31st or the number of shares determined by the Registrant’s board of directors.
(3)						Pursuant to Rules 457(c) and 457(h) under the Securities Act, the registration fee was computed on the basis of the average of the high and low prices of the Registrant’s common stock on the Nasdaq Global Market on March 16, 2023.

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